Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-256819 on Form S-3 and Registration Statement Nos. 333-264855, 333-12089, 33-62331, and 333-26587 on Form S-8 of our reports dated February 27, 2023, relating to the financial statements and financial statement schedule of Glatfelter Corporation, and the effectiveness of Glatfelter Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
February 27, 2023